APPENDIX H

CODE OF ETHICS

Adopted June 1, 2012

I.          INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser (“clients”).  The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients.  All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities laws.    In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser.  If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.         DEFINITIONS

1.

Access Person means any partner, officer, director, member or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

2.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.

Beneficial  ownership  includes  ownership  by  any  person  who,  directly  or  indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.

Covered Person means any director/manager, officer, employee or Access Person of the

Adviser.

5.

Personal Account means any account in which a Covered Person has any beneficial ownership.

6.

Reportable Security means a security as defined in section 202(a)(18) of the Act (15

U.S.C.  80b-2(a)(18))  and  includes  any  derivative,  commodities,  options  or  forward contracts relating thereto, except that it does not include:

(i)

Direct obligations of the Government of the United States;

(ii)        Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)

Shares issued by money market funds;

(iv)       Shares issued by registered open-end funds other than exchange-traded funds and other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”); and

(v)        Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

7.

Restricted Security means any security that (1) a client owns or is in the process of buying or selling; or (2) the Adviser is researching, analyzing or considering buying or selling for a client.

8.

Short Sale means the sale of securities that the seller does not own.  A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.

APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

•  A Covered Person's spouse (other than a legally separated or divorced spouse of the Covered

Person) and minor children;

•  Any immediate family members who live in the Covered Person’s household;

•  Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•  Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the

Adviser’s Compliance Officer.

IV.

RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.

General.   It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal  securities  transactions  for  Covered  Persons  may  be  effected  only  in accordance with the provisions of this Section.

2.

Preclearance of Transactions in Personal Account.  A Covered Person  must obtain the prior written approval of the Compliance Officer before engaging in any transaction in his or her Personal Account.  The Compliance Officer may approve the transaction if the Compliance Officer concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients.  A request for preclearance must be made by completing the Preclearance Form and submitting it to the Compliance Officer in advance of the contemplated transaction.   A Preclearance Form is attached as Attachment A.  Generally, any security appearing on the Restricted Security list will not be approved for personal trading.

Any approval given under this paragraph will remain in effect for 24 hours.

3.         Initial  Public  Offerings.    A  Covered  Person  may  not  acquire  any  direct  or  indirect beneficial ownership in any securities in any initial public offering without prior written approval of the Compliance Officer.

4.          Private Investments and Limited Offerings.  A Covered Person may not acquire any direct or indirect beneficial ownership in any securities of any private investment or limited offering without prior written approval of the Compliance Officer.

5.         Service on Boards of Directors; Other Business Activities.  A Covered Person shall not serve  as  a  director  (or  similar  position)  on  the  board  or  a  member  of  a  creditors committee of any company unless the Covered Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service.  Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account.  At the time a Covered Person submits the initial holdings report in accordance with Section VI.3 of this Code of Ethics, the Covered Person will submit to the Compliance Officer a description of any business activities in which the Covered Person has a significant role.   A Form of Report on Outside  Business  Activities  is  Attached  as  Attachment  E.    Any  outside  business activities of an Access Person must be approved by the Compliance Officer.

6.         Short Term or Excessive Trading.   The Adviser believes that short term or excessive personal trading by its Covered Persons can raise compliance and conflicts issues. Accordingly, no Covered Person may purchase and sell the securities of the same issuer within 30 days or engage in more than 20 personal securities transactions during any 30 day period.

7.         Management of Non-Adviser Accounts.  Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer preclears the arrangement and finds that the arrangement  would  not  harm  any  client.    The  Compliance  Officer  may  require  the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

V.

EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section.  Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV.2:

1.

Purchases or sales that are non-volitional on the part of the Covered Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

2.         Purchases or sales pursuant to an Automatic Investment Plan;

3.

Transactions in securities that are not Reportable Securities; and

4.

Transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

VI.

REPORTING

1.

Duplicate Copies of Broker's Confirmations and Account Statements to Adviser.   All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person's account in which any Reportable Securities are held to supply the Compliance Officer with:

•

All Covered Persons must submit to the Compliance Officer a report of their securities transactions no later than 30 days after the end of each calendar quarter.  The report must set forth each transaction in a Reportable Security in which the Covered Person had any beneficial interest during the period covered by the report.  A form of quarterly report is set forth as Attachment C.

2.

New Accounts.  Each Covered Person must notify the Compliance Officer promptly if the Covered Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.

Disclosure  of  Securities  Holdings.     All  Covered  Persons  will,  within  10  days  of commencement of employment with the Adviser, submit an initial statement to the Compliance Officer listing all of the

•

securities in which the Covered Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Covered Person has any beneficial ownership);

a.

the names of any brokerage firms or banks where the Covered Person has an account in which any securities are held.

b.

The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person of the Adviser.  Covered Persons will annually submit to the Compliance Officer an updated statement, which must be current as of a date no more than

45 days prior to the date the report was submitted.  A form of the initial report is set forth in Attachment B.

4.

Exceptions to Reporting Requirements.  A Covered Person need not submit any report with respect to securities held in accounts over which the Covered Person has not direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

5.

Covered Persons must report immediately any suspected violations to the Compliance

Officer.

6.

Transactions Subject to Review.  The Reportable Securities transactions reported on the quarterly reports and Broker's Confirmations will be reviewed and compared against client Reportable Securities transactions.

VII.

RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all Broker's Confirmations and periodic statements and reports of Covered Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.    All Broker’s Confirmations and periodic statements of Covered Persons may be kept electronically in a computer database.

VIII.

OVERSIGHT OF CODE OF ETHICS

1.

Acknowledgment.  The Compliance Officer will annually distribute a copy of the Code of Ethics to all Covered Persons.  The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment or such other form as may be approved by the Compliance Officer.

2.

Review  of  Transactions.    Each  Covered  Person's  transactions  in  his/her  Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities.   Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser.  The Managing Member of the Adviser will review the Compliance Officer’s transactions and preclearance requests.

3.

Sanctions.  Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law.  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.

Authority to Exempt Transactions.  The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with applicable law.  The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

5.

ADV Disclosure.   The Compliance Officer will ensure that the Adviser’s Form ADV (1) describes the Code of Ethics in Item 11 of Part 2A and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

IX.

CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

X.

OTHER

1.

Schedules 13G and 13D. Section 13(g) of the 1934 Act and the rules thereunder generally require that any person or group of persons who directly or indirectly acquire beneficial ownership of more than five percent of any equity security listed below send to the issuer of such security and file with the SEC a report disclosing its ownership position. The equity securities covered by Section 13(g) include:

•

Equity securities of a class that is registered pursuant to Section 12 of the 1934 Act;

•

Any  equity  security  of  an  insurance  company  not  registered  in  reliance  on  the exemption in Section 12(g)(2)(C) of the 1934 Act;

•

Any equity security issued by a closed-end investment company registered under the

40 Act; and

•

Any equity security issued by a Native Corporation pursuant to Section 37(d)(6) of the Alaska Native Claims Settlement Act.

•

A person is deemed to beneficially own a security if it that person has the power to vote or direct the voting of the security, or has investment power with respect to the security.

2.         Schedule 13G. Rule 13d-1 under the 1934 Act provides that certain investors, including Funds and Advisers, may satisfy the Section 13(g) reporting requirements by filing Schedule 13G, provided the securities were acquired in the ordinary course of business and not with the purpose nor the effect of changing or influencing the control of the issuer.

•

Schedule 13G must be filed within 45 days after the end of the calendar year in which the investor became obligated to report its beneficial ownership, provided that the investor beneficially owns more than five percent of the equity securities of the issuer as of the end of the calendar year.  However, if the investor beneficially owns more than 10 percent of the equity securities of the issuer prior to the end of the calendar year, the initial Schedule 13G must be filed within 10 days after the end of the first month in which the investor’s beneficial ownership exceeds 10 percent of the equity securities of the issuer, computed as of the last day of the month.  An investor filing Schedule 13G must file Schedule 13D within 10 days of this date that its beneficial ownership equals or exceeds 20 percent of the equity securities of the issuer.

3.         Schedule 13D. Rule 13d-1 under the 1934 Act requires that any investor that does not qualify to file Schedule 13G, must report its beneficial ownership on more than five percent of the equity securities of an issuer on Schedule 13D.  Schedule 13D must be filed within 10 days of after the acquisition of the equity securities.

4.         Rule 13F. Each Adviser that exercises investment discretion with respect to accounts holding equity securities having an aggregate fair market value on the last trading day in any of the preceding 12 months of at least $100,000,000, shall file reports with the SEC in such form, for such periods, and at such times after the end of such periods as the SEC may prescribe, but in no event shall such reports be filed for periods longer than one year or shorter than one quarter. Such reports shall include for each such equity security held on the last day of the reporting period by accounts with respect to which the Advisers exercises investment discretion, the name of the issuer and the title, class, CUSIP number, number of shares or principal amount, and aggregate fair market value of each such security. Such reports may also include for accounts with respect to which the Advisers exercises investment discretion such of the following information as the SEC, by rule, prescribes:

•

the name of the issuer and the title, class, CUSIP number, number of shares or principal amount, and aggregate fair market value or cost or amortized cost of each other security (other than an exempted security) held on the last day of the reporting period by such accounts;

•

the aggregate fair market value or cost or amortized cost of exempted securities (in aggregate or by class) held on the last day of the reporting period by such accounts;

•

the number of shares of each equity security of a class described in section 13(d)(1) of the 1934 Act held on the last day of the reporting period by such accounts with respect to which the institutional investment manager possesses sole or shared authority to exercise the voting rights evidenced by such securities;

•

the aggregate purchases and aggregate sales during the reporting period of each security (other than an exempted security) effected by or for such accounts; and

•

with respect to any transaction or series of transactions having a market value of at least $500,000 or such other amount as the SEC, by rule, may determine, effected during the reporting period by or for such accounts in any equity security of a class described in section 13(d)(1) of the 1934 Act:

A.   the name of the issuer and the title, class, and CUSIP number of the security; B.   the number of shares or principal amount of the security involved in the transaction;

C.  whether the transaction was a purchase or sale;

D.  the per share price or prices at which the transaction was effected; E.   the date or dates of the transaction;

F.   the date or dates of the settlement of the transaction;

G.  the broker or dealer through whom the transaction was effected; H.  the market or markets in which the transaction was effected; and

I.

such other related information as the SEC, by rule, may prescribe.

5.         Rule 13H. Each Adviser qualifying as a “large trader” shall comply with this section. Under paragraph (a)(1) of Rule 13h-1, a “large trader” is any person that directly or indirectly, including through other persons controlled by such person, exercises investment discretion over one or more accounts and effects transactions for the purchase or sale of any NMS security for or on behalf of such accounts, by or through one or more registered broker/dealers, in an aggregate amount equal to or greater than the identifying activity level.   Paragraph (a)(7) of the Rule defines “identifying activity level” to mean “aggregate transactions in NMS securities equal to or greater than: (i) during a calendar day, either two million shares or shares with a fair market value of $20 million dollars; or (ii) during a calendar month, either 20 million shares or shares with a fair market value of $200 million.”

The Rule requires participants to use a “gross up” approach in calculating identifying activity levels.  This means that in addition to aggregating the volume or market value of purchases and sales of NMS securities, including short sales, the market value of transactions in options or on a group or index of equity securities are also be aggregated under paragraph (c) of the Rule.  With respect to options, only purchases and sale, not exercises, are included in determining the activity level.   The aggregation approach  means that if a person purchased  50,000  shares  of XYZ  stock  and  800  XYZ  call  options,  the  aggregation provisions views these purchases as constituting transactions in 130,000 shares of XYZ (50,000 shares purchased + 800 option contracts times 100 shares of XYZ per contract).

Upon the placing of aggregated transactions after the applicable compliance date in any NMS security meeting the identifying activity level, a large trader must promptly register with the SEC by initially filing new Form 13H.  Upon receipt of the initial filing, the SEC will issue a unique large trader identification number (LTID), which must be disclosed by the large trader to all broker/dealers executing trades on behalf of the large trader and/or its clients, along with each account to which the LTID applies.

After the initial filing, a large trader must file Form 13H as follows:

1.   Within 45 days after the end of each full calendar year;

2.   Promptly after effecting aggregate transactions subsequent to becoming inactive, which are equal to or greater than the identifying activity level; and

3.   Promptly after the end of any calendar quarter during which time any of the information contained in the previously filed Form 13H becomes inaccurate for any reason.